[Logo]   GALLUP
         FEDERAL
         SAVINGS BANK

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FOR IMMEDIATE RELEASE                FOR FURTHER INFORMATION CONTACT:
---------------------                --------------------------------
February 11, 2005                    Jerry R. Spurlin, Chief Financial Officer
                                     (505) 726-6500

                      GFSB BANCORP, INC. ANNOUNCES EARNINGS

Gallup, New Mexico - GFSB Bancorp, Inc. (NASDAQ SmallCap: GUPB), parent holding company of Gallup Federal Savings Bank, Gallup, New Mexico, today announced earnings for the quarter ended December 31, 2004, of $327,000 ($0.27 per diluted share) and for the six months ended December 31, 2004, of $801,000 ($0.67 per diluted share). Earnings for the same periods a year earlier were $500,000 and $827,000.

The $26,000 decrease in earnings for the six months ended December 31, 2004 was primarily the result of a $332,000 increase in non-interest expense and a $141,000 increase in income tax expense, partially offset by an increase of $312,000 in net interest earnings, a $64,000 increase in non-interest earnings, and a $70,000 decrease in provision for loan losses. The decrease in provision for loan losses for the current six-month period is primarily due to improvement in loan quality and the fact that the Company's loan portfolio decreased during the period.

The increase in net interest earnings was primarily due to a $460,000 decrease in total interest expense partially offset by a $148,000 decrease in total interest earnings. The increase in non-interest expense is primarily attributable to significant increases in legal and professional services fees associated with the Agreement and Plan of Merger between the Company and First Federal Banc of the Southwest, Inc. announced on August 25, 2004.

The $64,000 increase in non-interest earnings for the six-month period was primarily due to an increase in service charge income of $87,000 and a $5,000 increase in income from real estate operations coupled with a decrease of $29,000 in miscellaneous income. The decrease in miscellaneous income is primarily attributed to gains on the sale of other real estate owned in the year-ago period.

At December 31, 2004, the Company's capital to asset ratio was 8.8%, with assets and stockholders' equity of $217.3 million and $19.1 million, respectively.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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221 West Aztec o Gallup, N.M. 87301 o  PHONE (505) 726-6800 o FAX (505) 722-9205

                               GFSB BANCORP, INC.
                   Selected Financial Information (Unaudited)
                  (dollars in thousands, except per share data)


             CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                                   At Period End
                                                                   ----------------------------------------------
                                                                   12/31/04           12/31/03           06/30/04
                                                                   ----------------------------------------------
Cash and investments                                                 34,940             41,151             39,625
Mortgage-backed securities                                           26,454             32,460             30,680
FHLB stock                                                            3,626              4,377              4,409
Loans receivable, net                                               148,420            157,745            152,842
Premises and equipment                                                2,411              2,623              2,514
Prepaid and other assets                                              1,406              1,165              2,017
                                                                   ----------------------------------------------
  TOTAL ASSETS                                                      217,257            239,521            232,087
                                                                   ==============================================

Deposits                                                            131,589            139,702            133,860
Advances from FHLB                                                   60,468             72,399             73,652
Other secured borrowings                                              4,809              7,485              5,109
Accrued expenses and other liabilities                                1,275              1,765              1,334
Stockholders' equity                                                 19,116             18,170             18,132
                                                                   ----------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        217,257            239,521            232,087
                                                                   ==============================================


                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                            Three Months Ended         Six Months Ended
                                            ---------------------------------------------
                                            12/31/04    12/31/03     12/31/04    12/31/03
                                            ---------------------------------------------
Interest earnings                            2,969       3,087        5,945       6,094
Interest expense                             1,191       1,418        2,417       2,877
                                            ---------------------------------------------
    NET INTEREST EARNINGS                    1,778       1,669        3,528       3,217
Provision for loan losses                       60          70           60         130
                                            ---------------------------------------------
    NET INTEREST EARNINGS AFTER
      PROVISION FOR LOAN LOSSES              1,718       1,599        3,468       3,087
Non-interest income                            256         249          511         446
Non-interest expense                         1,344       1,189        2,638       2,306
                                            ---------------------------------------------
    EARNINGS BEFORE INCOME TAXES               630         659        1,341       1,227
Provision for income taxes                     303         159          540         400
                                            ---------------------------------------------
    NET EARNINGS                               327         500          801         827
                                            =============================================
Weighted average number of
  shares outstanding- basic                  1,138       1,125        1,138       1,123

Earnings per common share-basic               0.29        0.44         0.70        0.74

Weighted average number of
  shares outstanding- diluted                1,200       1,180        1,200       1,178

Earnings per common share-diluted             0.27        0.42         0.67        0.70

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